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[TORO LOGO]                                                  EXHIBIT 5 AND 23(b)

May 28, 2002


The Toro Company
8111 Lyndale Avenue South
Minneapolis, Minnesota 55420

         Re:   Registration Statement on Form S-8

Gentlemen:

         I am Vice President, Secretary and General Counsel of The Toro Company (the "Company"). In connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission relating to an aggregate of up to an additional 500,000 shares of Common Stock, $1.00 par value per share (the "Common Stock"), and up to an additional 500,000 related Preferred Share Purchase Rights (the "Rights") of the Company, to be issued in connection with The Toro Company 2000 Stock Option Plan, please be advised that as counsel to the Company, upon examination of such corporate documents and records as I have deemed necessary or appropriate for the purpose of rendering this opinion, it is my opinion that:

         1. The shares of Common Stock being offered by the Company, when issued in accordance with proper corporate authorizations, will be legally issued, fully paid and non-assessable; and

         2. Assuming that the Rights Agreement dated as of May 20, 1998 (the "Rights Agreement") has been duly authorized, executed and delivered by the Rights Agent, the Rights, if and when issued as contemplated by the Rights Agreement, as it may be amended from time to time, will have been legally issued and entitled to the benefits of the Rights Agreement pursuant to which they will be issued.

         The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

         I hereby consent to the filing of this opinion as an exhibit to the above-captioned Registration Statement, and to the reference to my name under the heading "Interests of Named Experts and Counsel" contained in the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ J. Lawrence McIntyre
J. Lawrence McIntyre
Vice President, Secretary
and General Counsel